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                       SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                    FORM 15

           Certification and Notice of Termination of Registration
         under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.


                       Commission File Number 0-10647


                              HEALTHDYNE, INC.
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           (Exact name of registrant as specified in its charter)


              1850 Parkway Place, Marietta, GA 30067  (770)423-4500
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, Par Value, $.01 per share
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            (Title of each class of securities covered by this Form)


     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(1)(1)(i)  [X]       Rule 12h-3(b)(1)(ii) [ ]
    Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(2)(i)  [ ]
    Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(ii) [ ]
    Rule 12g-4(a)(2)(ii) [ ]       Rule 15d-6           [ ]
    Rule 12h-3(b)(1)(i)  [ ]


Approximate number of holders of record as of the certification or notice date:
0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Matria Healthcare, Inc., as successor to Healthdyne, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    MATRIA HEALTHCARE, INC.

DATE:   March 19, 1996              BY: /s/ J. Brent Burkey
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                                        J. Brent Burkey
                                        Senior Vice President, General Counsel
                                         and Secretary